Exhibit 99.2

EXPLANATORY NOTE

Plus Therapeutics, Inc. (“we,” “our” or the “Company”) is filing this Exhibit 99.2 to our Current Report on Form 8-K (this “Exhibit”) to revise and recast our historical unaudited consolidated condensed financial statements and other information included in our Quarterly Report on Form 10-Q for the quarter ended March 31, 2019 (the “Q1 2019 10-Q”). The information included in this Exhibit presents the financial results of our former Cell Therapy business and related assets (as described below) as a discontinued operation and retroactively adjusts all share and per share amounts to reflect the August 2019 Reverse Stock Split (as defined below) for all periods presented. These updates are consistent with the presentation of all share and per share disclosures and the presentation of discontinued operations included in our Quarterly Report on Form 10-Q for the quarter ended June 30, 2019 filed with the Securities and Exchange Commission (the “SEC”) on August 15, 2019, and with rules of the SEC requiring the reissuance of prior period financial statements included or incorporated by reference in a registration statement or proxy statement to retrospectively revise and reclassify such pre-event financial statements to reflect accounting changes, such as discontinued operations.

As previously disclosed, on March 30, 2019, the Company entered into an Asset and Share Sale and Purchase Agreement (the “Lorem Purchase Agreement”) with Lorem Vascular Pte. Ltd. (“Lorem”), pursuant to which, among other things, Lorem agreed to purchase the Company’s UK subsidiary, Cytori Ltd. (the “UK Subsidiary”), and the Company’s Cell Therapy assets, excluding such assets used in Japan or relating to the Company’s contract with the U.S. Department of Health and Human Service’s Biomedical Advanced Research and Development Authority (“ BARDA”).  Both the Company and Lorem made customary representations, warranties and covenants in the Lorem Purchase Agreement. The transaction was completed on April 24, 2019 and the Company received $4.0 million of cash proceeds, of which $1.7 million was used to pay down principal, interest and fees under the Loan and Security Agreement, dated May 29, 2015 (the “Loan and Security Agreement”), as amended, with Oxford Finance, LLC (“Oxford”).

In addition, as previously disclosed, on April 19, 2019, the Company entered into an Asset and Share Sale and Purchase Agreement (the “Shirahama Purchase Agreement”) with Seijirō Shirahama, pursuant to which, among other things, Mr. Shirahama agreed to purchase the Company’s Japanese subsidiary, Cytori Therapeutics, K.K. (the “Japanese Subsidiary”), and substantially all of the Company’s Cell Therapy assets used in Japan. Both the Company and Mr. Shirahama made customary representations, warranties and covenants in the Shirahama Purchase Agreement. The transaction was completed on April 25, 2019 and the Company received $3.0 million of cash proceeds, of which $1.4 million was used to pay down principal, interest and fees under the Loan and Security Agreement.

As a result of the Company entering into the Lorem Purchase Agreement and the Shirahama Purchase Agreement, the Cell Therapy business is accounted for as a discontinued operation for all periods presented in this Exhibit.

On July 29, 2019, the Company amended its Certificate of Incorporation with the State of Delaware to change its corporate name from Cytori Therapeutics, Inc. to Plus Therapeutics, Inc. The Company also changed its trading symbol for its common stock on the Nasdaq Capital Market to “PSTV”. Additionally, the Company changed its trading symbol for its Series S warrants to “PSTVZ”.

In addition, as previously disclosed, on August 5, 2019, following stockholder and Board approval, the Company filed a Certificate of Amendment (the “August 2019 Amendment”) to its Amended and Restated Certificate of Incorporation (the “Amendment”), as amended, with the Secretary of State of the State of Delaware to effectuate a one-for-fifty (1:50) reverse stock split (the “August 2019 Reverse Stock Split”) of its common stock, par value $0.001 per share, without any change to its par value or the number of authorized common stock. The August 2019 Amendment became effective on the filing date. The August 2019 Reverse Stock Split became effective for trading purposes as of the commencement of trading on the Nasdaq Capital Market on August 6, 2019. There was no change in the Company’s Nasdaq ticker symbol, “PSTV,” as a result of the August 2019 Reverse Stock Split. Upon effectiveness, each 50 shares of issued and outstanding Common Stock were converted into one newly issued and outstanding share of Common Stock. The Company’s 5,000,000 shares of authorized Preferred Stock were not affected by the August 2019 Reverse Stock Split. No fractional shares were issued in connection with the August 2019 Reverse Stock Split. Any fractional shares of Common Stock that would have otherwise resulted from the August 2019 Reverse Stock Split were rounded up to the nearest whole share. Outstanding equity awards and the shares available for future grant under the Company’s Amended and Restated 2004 Equity Incentive Plan, 2011 Employee Stock Purchase Plan, 2014 Amended and Restated Equity Incentive Plan and 2015 New Employee Incentive Plan were proportionately reduced (rounded down to the nearest whole share), and the exercise prices of outstanding equity awards were proportionately increased (rounded up to the nearest whole cent) to give effect to the August 2019 Reverse Stock Split. As a result of the August 2019 Reverse Stock Split, all share and per share amounts have been adjusted retroactively for all periods presented in this Exhibit.

The information included in this Exhibit is presented in connection with the reporting changes described above and does not otherwise amend or restate our unaudited consolidated condensed financial statements that were included in the Q1 2019 10-Q. Unaffected items and unaffected portions of the Q1 2019 10-Q have not been repeated in, and are not amended or modified by this Exhibit. This Exhibit does not reflect events occurring after we filed the Q1 2019 10-Q and does not modify or update the disclosures therein in any way, other than to reflect the presentation of our former Cell Therapy business as a discontinued operation and to retroactively adjust all share and per share amounts to reflect the August 2019 Reverse Stock Split, as described above, and, where appropriate and as indicated, to reflect a more recent status of certain of our ongoing development programs. Therefore, this Exhibit should be read in conjunction with our other filings made with the SEC, including, and subsequent to, the date of the Q1 2019 10-Q.

Accordingly, this Exhibit revises the following portions of the Q1 2019 10-Q:

Part I Financial Information

•	Item 1. Consolidated Condensed Financial Statements

•	Item 2. Management’s Discussion and Analysis of Financial Condition and Results of Operations

CAUTIONARY NOTES REGARDING FORWARD-LOOKING STATEMENTS

This Exhibit contains certain statements that may be deemed “forward-looking statements” within the meaning of U.S. securities laws.  All statements, other than statements of historical fact, that address activities, events or developments that we intend, expect, project, believe or anticipate and similar expressions or future conditional verbs such as will, should, would, could or may occur in the future are forward-looking statements. Such statements are based upon certain assumptions and assessments made by our management in light of their experience and their perception of historical trends, current conditions, expected future developments and other factors they believe to be appropriate.

These statements include, without limitation, statements about our anticipated expenditures, including research and development, sales and marketing, and general and administrative expenses; the potential size of the market for our products; future development and/or expansion of our products and therapies in our markets, our ability to generate product or development revenues and the sources of such revenues; our ability to effectively manage our gross profit margins; our ability to obtain and maintain regulatory approvals; expectations as to our future performance; portions of the “Liquidity and Capital Resources” section of this Exhibit, including our potential need for additional financing and the availability thereof; our ability to continue as a going concern; our ability to remain listed on the Nasdaq Capital Market; our ability to repay or refinance some or all of our outstanding indebtedness and our ability to raise capital in the future; and the potential enhancement of our cash position through development, marketing, and licensing arrangements. Our actual results will likely differ, perhaps materially, from those anticipated in these forward-looking statements as a result of various factors, including: the early stage of our product candidates and therapies, the results of our research and development activities, including uncertainties relating to the clinical trials of our product candidates and therapies; our need and ability to raise additional cash, the outcome of our partnering/licensing efforts, risks associated with laws or regulatory requirements applicable to us, market conditions, product performance, potential litigation, and competition within the regenerative medicine field, to name a few. The forward-looking statements included in this Exhibit are subject to a number of additional material risks and uncertainties, including but not limited to the risks described under the “Risk Factors” in Part II, Item 1A of the 2019 Q1 Form 10-Q, which we encourage you to read carefully.

We caution you not to place undue reliance on the forward-looking statements contained in this Exhibit. These statements, like all statements in this Exhibit, speak only as of the date of this Exhibit (unless an earlier date is indicated) and we undertake no obligation to update or revise the statements except as required by law.  Such forward-looking statements are not guarantees of future performance.

PART I. FINANC IAL INFORMATION

Item 1. Financial Statements

PLUS THERAPEUTICS, INC.

CONSOLIDATED CONDENSED BALANCE SHEETS

(UNAUDITED)

(in thousands, except share and par value data)

	As of March 31, 2019	As of December 31, 2018
Assets
Current assets:
Cash and cash equivalents	$3,872	$5,261
Accounts receivable	253	178
Restricted cash	40	40
Inventories, net	107	107
Other current assets	736	785
Current assets held for sale	3,454	3,277
Total current assets	8,462	9,648

Property and equipment, net	2,384	2,299
Operating lease right-of-use assets	1,123	—
Other assets	40	39
Noncurrent assets held for sale	12,235	11,633
Goodwill	372	372
Total assets	$24,616	$23,991
Liabilities and Stockholders’ Equity
Current liabilities:
Accounts payable and accrued expenses	$2,729	$2,777
Operating lease liability	345	—
Current liabilities held for sale	850	580
Term loan obligations, net of discount	14,371	14,202
Total current liabilities	18,295	17,559

Other noncurrent liabilities	28	46
Noncurrent operating lease liability	778	—
Warrant liability	706	916
Noncurrent liabilities held for sale	952	245
Total liabilities	20,759	18,766

Commitments and contingencies (Notes 9 and 10)

Stockholders’ equity:
Preferred stock, $0.001 par value; 5,000,000 shares authorized; 30,223 shares issued; 4,540 and 4,606 shares outstanding in 2019 and 2018, respectively	—	—
Common stock, $0.001 par value; 100,000,000 shares authorized; 438,116 and 296,609 shares issued and outstanding in 2019 and 2018, respectively	—	—
Additional paid-in capital	420,312	418,390
Accumulated other comprehensive income	1,078	1,218
Accumulated deficit	(417,533)	(414,383)
Total stockholders’ equity	3,857	5,225
Total liabilities and stockholders’ equity	$24,616	$23,991

See Accompanying Notes to these Consolidated Condensed Financial Statements

PLUS THERAPEUTICS, INC.

CONSOLIDATED CONDENSED STATEMENTS OF OPERATIONS AND COMPREHENSIVE LOSS

(UNAUDITED)

(in thousands, except share and per share data)

	For the Three Months Ended March 31,
	2019	2018
Development revenues:
Government contracts and other	$737	$917
	737	917
Operating expenses:
Research and development	1,426	1,395
Sales and marketing	114	294
General and administrative	1,363	2,098
Total operating expenses	2,903	3,787
Operating loss	(2,166)	(2,870)

Other income (expense):
Interest income	7	14
Interest expense	(515)	(423)
Change in fair value of warrants	210	—
Total other expense	(298)	(409)
Loss from continuing operations	$(2,464)	$(3,279)
Loss from discontinued operations	(686)	(1,130)
Net loss	$(3,150)	$(4,409)

Basic and diluted net loss per share attributable to common stockholders – continuing operations	$(6.98)	$(27.24)
Basic and diluted net loss per share attributable to common stockholders – discontinued operations	$(1.94)	$(9.39)
Net loss per share attributable to common stockholders	$(8.92)	$(36.63)
Basic and diluted weighted average shares used in calculating net loss per share attributable to common stockholders	353,142	120,356

Comprehensive loss:
Net loss	$(3,150)	$(4,409)
Other comprehensive loss – foreign currency translation adjustments	(140)	(281)
Comprehensive loss	$(3,290)	$(4,690)

See Accompanying Notes to these Consolidated Condensed Financial Statements

PLUS THERAPEUTICS, INC.

CONSOLIDATED CONDENSED STATEMENTS OF STOCKHOLDERS’ EQUITY

(UNAUDITED)

(in thousands)

						Accumulated
	Convertible				Additional	other		Total
	preferred stock		Common stock		paid-in	comprehensive	Accumulated	stockholders’
	Shares	Amount	Shares	Amount	capital	income	deficit	equity
Balance at December 31, 2017	2,431	$—	115,651	$—	$413,362	$1,387	$(401,749)	$13,000
Share-based compensation	—	—	—	—	143	—	—	143
Sale of common stock, net	—	—	201	—	27	—	—	27
Conversion of Series B Convertible Preferred Stock into common stock	(1,228)	—	7,375	—	—	—	—	—
Foreign currency translation adjustment and accumulated other comprehensive income	—	—	—	—	—	(281)	—	(281)
Net loss	—	—	—	—	—	—	(4,409)	(4,409)
Balance at March 31, 2018	1,203	$—	123,227	$—	$413,532	$1,106	$(406,158)	$8,480

Balance at December 31, 2018	4,606	$—	296,609	$—	$418,390	$1,218	$(414,383)	$5,225
Share-based compensation	—	—	—	—	49	—	—	49
Sale of common stock, net	—	—	139,855	—	1,873	—	—	1,873
Conversion of Series C Convertible Preferred Stock into common stock	(66)	—	1,652	—	—	—	—	—
Foreign currency translation adjustment and accumulated other comprehensive income	—	—	—	—	—	(140)	—	(140)
Net loss	—	—	—	—	—	—	(3,150)	(3,150)
Balance at March 31, 2019	4,540	$—	438,116	$—	$420,312	$1,078	$(417,533)	$3,857

See Accompanying Notes to these Consolidated Condensed Financial Statements

PLUS THERAPEUTICS, INC.

CONSOLIDATED CONDENSED STATEMENTS OF CASH FLOWS

(UNAUDITED)

(in thousands)

	For the Three Months Ended March 31,
	2019	2018
Cash flows from operating activities:
Net loss	$(3,150)	$(4,409)
Adjustments to reconcile net loss to net cash used in operating activities:
Depreciation and amortization	443	497
Amortization of deferred financing costs and debt discount	168	105
Provision for excess inventory	—	326
Change in fair value of warrants	(210)	—
Share-based compensation expense	49	143
Loss on asset disposal	—	22
Increases (decreases) in cash caused by changes in operating assets and liabilities:
Accounts receivable	(212)	(747)
Inventories	16	141
Other current assets	16	301
Other assets	1	(24)
Accounts payable and accrued expenses	(405)	(556)
Deferred revenues	(25)	84
Other long-term liabilities	39	(2)
Net cash used in operating activities	(3,270)	(4,119)
Cash flows from investing activities:
Purchases of property and equipment	(6)	(53)
Net cash used in investing activities	(6)	(53)
Cash flows from financing activities:
Payment of financing lease liability	(28)	—
Proceeds from sale of common stock, net	1,919	(150)
Net cash provided by (used in) financing activities	1,891	(150)
Effect of exchange rate changes on cash and cash equivalents	(4)	39
Net decrease in cash and cash equivalents	(1,389)	(4,283)
Cash, cash equivalents, and restricted cash at beginning of period	5,301	10,225
Cash, cash equivalents, and restricted cash at end of period	$3,912	$5,942
Supplemental disclosure of cash flows information:
Cash paid during period for:
Interest	$347	$311
Supplemental schedule of non-cash investing and financing activities:
Conversion of preferred stock into common stock	$—	$4

See Accompanying Notes to these Consolidated Condensed Financial Statements

PLUS THERAPEUTICS, INC.

NOTES TO CONSOLIDATED CONDENSED FINANCIAL STATEMENTS

March 31, 2019

(UNAUDITED)

1.	Basis of Presentation and New Accounting Standards

Our accompanying unaudited consolidated condensed financial statements as of March 31, 2019 and for the three months ended March 31, 2019 and 2018 have been prepared in accordance with accounting principles generally accepted in the United States of America for interim financial information.  Accordingly, they do not include all of the information and footnotes required by accounting principles generally accepted in the United States of America for annual financial statements.  Our consolidated condensed balance sheet at December 31, 2018 has been derived from the audited financial statements at December 31, 2018, but does not include all of the information and footnotes required by accounting principles generally accepted in the United States of America for complete financial statements.  In the opinion of management, all adjustments (consisting of normal recurring adjustments) considered necessary for a fair presentation of the financial position and results of operations of Plus Therapeutics, Inc., and our subsidiaries (collectively, the “Company”) have been included.  Operating results for the three months ended March 31, 2019 are not necessarily indicative of the results that may be expected for the year ending December 31, 2018. These financial statements should be read in conjunction with the consolidated financial statements and notes therein included in our Annual Report on Form 10-K for the year ended December 31, 2018, filed with the Securities and Exchange Commission (“SEC”) on March 29, 2019 as amended in our Form 8-K, filed with the SEC on September 10, 2019.

Amendments to Certificate of Incorporation and Reverse Stock Split

On May 23, 2018, following stockholder and Board approval, the Company filed a Certificate of Amendment to its Amended and Restated Certificate of Incorporation, as amended (the “Amendment”), with the Secretary of State of the State of Delaware to (i) effectuate a one-for-ten (1:10) reverse stock split (the “Reverse Stock Split”) of its common stock, par value $0.001 per share, without any change to its par value, and (ii) increase the number of authorized shares of the Company’s common stock from 75 million to 100 million shares (which amount is not otherwise affected by the Reverse Stock Split). The Amendment became effective on the filing date. Upon effectiveness of the Reverse Stock Split, the number of shares of the Company’s common stock (x) issued and outstanding  decreased from approximately 61.6 million shares (as of May 23, 2018) to approximately 6.2 million  shares; (y) reserved for issuance upon exercise of outstanding warrants and options decreased from approximately 23.4 million shares to approximately 2.3 million shares, and (z) reserved but unallocated under our current equity incentive plans (including the stockholder-approved share increase to the Company’s 2014 Equity Incentive Plan) decreased from approximately 9.1 million common shares to approximately 0.9 million common shares. The Company’s 5,000,000 shares of authorized Preferred Stock were not affected by the Reverse Stock Split. No fractional shares were issued in connection with the Reverse Stock Split. Proportional adjustments for the reverse stock split were made to the Company's outstanding stock options, warrants and equity incentive plans for all periods presented.

On July 29, 2019, the Company amended its Certificate of Incorporation with the State of Delaware to change its corporate name from Cytori Therapeutics, Inc. to Plus Therapeutics, Inc. The Company also changed its trading symbol for its common stock on the Nasdaq Capital Market to “PSTV”. Additionally, the Company changed its trading symbol for its Series S warrants to “PSTVZ”.

On August 5, 2019, following stockholder and Board approval, the Company filed a Certificate of Amendment (the “August 2019 Amendment”) to its Amended and Restated Certificate of Incorporation (the “Amendment”), as amended, with the Secretary of State of the State of Delaware to effectuate a one-for-fifty (1:50) reverse stock split (the “August 2019 Reverse Stock Split”) of its common stock, par value $0.001 per share, without any change to its par value. The August 2019 Amendment became effective on the filing date. The August 2019 Reverse Stock Split became effective for trading purposes as of the commencement of trading on the Nasdaq Capital Market on August 6, 2019. There was no change in the Company’s Nasdaq ticker symbol, “PSTV,” as a result of the August 2019 Reverse Stock Split. Upon effectiveness, each 50 shares of issued and outstanding Common Stock were converted into one newly issued and outstanding share of Common Stock. The Company’s 5,000,000 shares of authorized Preferred Stock were not affected by the August 2019 Reverse Stock Split. No fractional shares were issued in connection with the August 2019 Reverse Stock Split. Any fractional shares of Common Stock that would have otherwise resulted from the August 2019 Reverse Stock Split were rounded up to the nearest whole share. Outstanding equity awards and the shares available for future grant under the Company’s Amended and Restated 2004 Equity Incentive Plan, 2011 Employee Stock Purchase Plan, 2014 Amended and Restated Equity Incentive Plan and 2015 New Employee Incentive Plan were proportionately reduced (rounded down to the nearest whole share), and the exercise prices of outstanding equity awards were proportionately increased (rounded up to the nearest whole cent) to give effect to the August 2019 Reverse Stock Split.

All share and per share amounts have been adjusted retroactively to reflect the Reverse Stock Split and the August 2019 Reverse Stock Split for all periods presented.

Recently Issued and Recently Adopted Accounting Pronouncements

Recently Issued Accounting Pronouncements

In February 2017, the FASB issued ASU 2017-04, Simplifying the Test for Goodwill Impairment, to simplify how all entities assess goodwill for impairment by eliminating Step 2 from the goodwill impairment test. As amended, the goodwill impairment test will consist of one step comparing the fair value of a reporting unit with its carrying amount. An entity should recognize a goodwill impairment charge for the amount by which the reporting unit's carrying amount exceeds its fair value. This update is effective for annual periods beginning after December 15, 2019, and interim periods within those periods. Early adoption is permitted for interim or annual goodwill impairment tests performed on testing dates after January 1, 2017.  We are currently evaluating the impact that this standard will have on our consolidated financial statements.

Recently Adopted Accounting Pronouncements

In February 2016, the Financial Accounting Standards Board (the “FASB”) issued Accounting Standards Update (“ASU”) 2016-02, Leases . Under this new guidance, at the commencement date, lessees will be required to recognize (i) a lease liability, which is a lessee’s obligation to make lease payments arising from a lease, measured on a discounted basis and (ii) a right-of-use asset, which is an asset that represents the lessee’s right to use, or control the use of, a specified asset for the lease term. This guidance is not applicable for leases with a term of 12 months or less. The new standard is effective for annual reporting periods, and interim periods within those periods, beginning after December 15, 2018, with early adoption permitted. The Company adopted ASC 842 as of January 1, 2019, electing the optional transition method that allows for a cumulative-effect adjustment in the period of adoption and did not restate prior periods. The Company elected the package of practical expedients permitted under the transition guidance. As a result of the adoption, the Company recorded right-of-use assets and liabilities. As of March 31, 2019 the Company’s right-of-use assets and liabilities were $2.2 million, respectively, associated with its operating leases. See Note 8 for further discussion on leases.

2.	Use of Estimates

The preparation of consolidated financial statements in conformity with U.S. generally accepted accounting principles requires management to make estimates and assumptions affecting the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements, and the reported amounts of revenue and expenses during the reporting period.  Our most significant estimates and critical accounting policies involve recognizing revenue, reviewing goodwill and intangible assets for impairment, determining the assumptions used in measuring share-based compensation expense, valuing warrants, measuring expense related to our in-process research and development acquisition, and valuing allowances for doubtful accounts and inventory reserves.

Actual results could differ from these estimates. Management’s estimates and assumptions are reviewed regularly, and the effects of revisions are reflected in the consolidated financial statements in the periods they are determined to be necessary.

3.	Liquidity

We incurred net losses of $3.2 million for the three months ended March 31, 2019, including $0.7 million from discontinued operations.  We have an accumulated deficit of $417.5 million as of March 31, 2019.  Additionally, we used net cash of $3.3 million to fund our operating activities for the three months ended March 31, 2019. These factors raise substantial doubt about the Company’s ability to continue as a going concern.

Further, the Loan and Security Agreement (defined in Note 4), with Oxford Finance, LCC (“Oxford”), as further described in Note 4, requires maintenance of a minimum of $2.0 million in unrestricted cash and cash equivalents on hand to avoid an event of default under the Loan and Security Agreement. Based on our cash and cash equivalents on hand of approximately $3.9 million at March 31, 2019, the Company estimates that it will need to raise additional capital and/or obtain a waiver or restructure the Loan and Security Agreement in the near term to avoid defaulting under its $2.0 million minimum cash/cash equivalents covenant.

To date, these operating losses have been funded primarily from outside sources of invested capital including our recently completed 2018 Rights Offering (defined in Note 3 below), our Lincoln Park Purchase Agreement (defined in Note 12) with Lincoln Park Capital Fund, LLC (“Lincoln Park”), the Loan and Security Agreement and gross profits.  We have had, and we will continue to have, an ongoing need to raise additional cash from outside sources to fund our future clinical development programs and other operations. Our inability to raise additional cash would have a material and adverse impact on operations and would cause us to default on our loan.

On June 1, 2018, we entered into a Sales Agreement with B. Riley FBR, Inc. (“B. Riley FBR”) to sell shares of our common stock having an aggregate offering price of up to $6.5 million from time to time, through an “at the market” equity offering program (the “ATM program”) under which B. Riley FBR will act as sales agent. Through March 31, 2019, we have sold a total of 0.2 million shares for proceeds of approximately $3.8 million through the ATM program. See Note 12 for further discussion on the ATM program.

On July 25, 2018, we closed a rights offering originally filed under a Form S-1 registration statement in April 2018 (“2018 Rights Offering”). Pursuant to the 2018 Rights Offering, the Company sold an aggregate of 6,723 units consisting of a total of 6,723 shares of Series C Convertible Preferred Stock, immediately convertible into 168,478 shares of common stock and 7,059,150 warrants, with 50 warrants exercisable for one share of common stock at an exercise price of $39.93 per share, resulting in total net proceeds to the Company of approximately $5.7 million.

On August 28, 2018, we received a written notice from The Nasdaq Stock Market LLC (“Nasdaq”) indicating that, based upon the closing bid price of our common stock for the prior 30 consecutive business days, we no longer meet the requirement to maintain a minimum bid price of $1.00 per share, as set forth in Nasdaq Listing Rule 5550(a)(2). In accordance with Nasdaq Listing Rule 5810(c)(3)(A), we were provided an initial period of 180 calendar days, or until February 25, 2019, in which to regain compliance.  We were granted an additional compliance period of 180 calendar days, or until August 26, 2019, in which to regain compliance after meeting the continued listing requirement for market value of publicly held shares and all other initial listing standards for the Nasdaq Capital Market, with the exception of the bid price requirement, and providing notice to Nasdaq staff of our intent to cure the deficiency during this second compliance period, by effecting a reverse stock split, if necessary. In order to regain compliance with the minimum bid price requirement, the closing bid price of our common stock must have been at least $1.00 per share for a minimum of ten consecutive business days during the 180-day period.

On September 21, 2018, we entered into a purchase agreement and a registration rights agreement, with Lincoln Park, pursuant to which the Company has the right to sell to Lincoln Park and Lincoln Park is obligated to purchase up to $5.0 million of shares of the Company’s common stock over the 24-month period following October 15, 2018, subject to the satisfaction of certain conditions. Through December 31, 2018, the Company sold a total of 12,802 shares for proceeds of approximately $0.3 million through the Lincoln Park Purchase Agreement and no shares were sold during the three months ended March 31, 2019. See Note 12 for further discussion on the Lincoln Park Agreement.

We continue to seek additional capital through product revenues, strategic transactions, including extension opportunities under our awarded U.S. Department of Health and Human Service’s Biomedical Advanced Research and Development Authority (“BARDA”) contract, and from other financing alternatives. Without additional capital, current working capital and cash generated from sales will not provide adequate funding for research, sales and marketing efforts and product development activities at their current levels. If sufficient capital is not raised, we will at a minimum need to significantly reduce or curtail our research and development and other operations, and this would negatively affect our ability to achieve corporate growth goals.

On April 24, 2019 the Company received $3.4 million of net cash proceeds related to the sale of the Company’s UK subsidiary, Cytori Ltd., and the Company’s Cell Therapy assets (excluding such assets used in Japan or relating to the Company’s contract with BARDA), of which $1.7 million was used to pay down principal, interest and fees on the Loan and Security Agreement, and on April 25, 2019 the Company received $2.5 million of net cash proceeds related to the sale of the Plus Therapeutics, K.K., and substantially all of the Company’s Cell Therapy assets used in Japan, of which $1.4 million was used to pay down principal, interests and fees on the Loan and Security Agreement (See Note 13).

Should we be unable to raise additional cash from outside sources, this would have a material adverse impact on our operations.

The accompanying consolidated condensed financial statements have been prepared assuming the Company will continue to operate as a going concern, which contemplates the realization of assets and settlement of liabilities in the normal course of business, and do not include any adjustments to reflect the possible future effects on the recoverability and classification of assets or the amounts and classifications of liabilities that may result from uncertainty related to its ability to continue as a going concern.

4.	Discontinued Operations

As explained in Note 1, on April 24, 2019 and April 25, 2019, the Company completed the sale of its cell therapy business to Lorem and Mr. Shirahama. The following table summarizes the calculation of the loss on sale of the cell therapy business, which will be finalized during the fourth quarter of 2019 (in thousands):

Consideration received	$7,000
Transaction costs	(1,161)
Net cash proceeds	5,839
Less:
Carrying value of business and assets sold	12,145
Net loss on sale of business	$6,306

Assets and liabilities related to discontinued operations or held for sale consisted of the following:

	March 31, 2019	December 31, 2018
Assets
Current assets held for sale:
Accounts receivable, net	$202	$108
Inventory, net	2,896	2,841
Other current assets	356	328

Long-term assets held for sale:
Property and equipment, net	223	260
Operating lease right-of-use assets	1,030	—
Other noncurrent assets	1,787	1,866
Goodwill	3,550	3,550
Intangible assets, net	5,645	5,957
Total assets	$15,689	$14,910

Liabilities
Current liabilities held for sale:
Accounts payable and accrued liabilities	$495	$580
Operating lease liabilities	355	—
Noncurrent liabilities held for sale:
Other noncurrent liabilities	70	78
Operating lease liabilities	740	—
Deferred revenues	142	167
Total liabilities held for sale	$1,802	$825

The following table summarizes the results of discontinued operations for the periods presented (in thousands):

	Three months ended March 31,
	2019	2018
Product revenue	$703	$731
Cost of revenues	659	579
Gross profit	44	152
Operating expenses:
Research and development	420	1,104
Sales and marketing	314	384
General and administrative	145	146
Total operating expenses	879	1,634
Operating loss	(835)	(1,482)
Other income (expense)	149	352
Loss from discontinued operations	$(686)	$(1,130)

During the three and six months ended June 30, 2019 and 2018, revenues from discontinued operations were related to the cell therapy business. Because of the sale of the cell therapy business to Lorem and Mr. Shirahama, all product revenues and costs of product revenues for these periods have been removed from the consolidated statements of operations.

Included in the statement of cash flows are the following non-cash adjustments related to the discontinued operations (in thousands):

	For the three months ended March 31,
	2019	2018
Depreciation and amortization	$344	$393
Provision for excess inventory	$—	$326
Loss on asset disposal	$—	$22

5.	Term Loan Obligations

On May 29, 2015, the Company entered into the Loan and Security Agreement, dated May 29, 2015, with Oxford (the “Loan and Security Agreement”), pursuant to which it funded an aggregate principal amount of $17.7 million (“Term Loan”), subject to the terms and conditions set forth in the Loan and Security Agreement. The Term Loan accrues interest at a floating rate of at least 8.95% per annum, comprised of three-month LIBOR rate with a floor of 1.00% plus 7.95%.  Pursuant to the Loan and Security Agreement, we were previously required to make interest only payments through June 1, 2016 and thereafter we were required to make payments of principal and accrued interest in equal monthly installments sufficient to amortize the Term Loan through June 1, 2019, the maturity date. On February 23, 2016, we received an acknowledgement and agreement from Oxford related to the positive data on our U.S. ACT-OA clinical trial. As a result, pursuant to the Loan and Security Agreement, the period for which we are required to make interest-only payments was extended from July 1, 2016 to January 1, 2017. All unpaid principal and interest with respect to the Term Loan is due and payable in full on June 1, 2019. At maturity of the Term Loan, or earlier repayment in full following voluntary prepayment or upon acceleration, we are required to make a final payment in an aggregate amount equal to approximately $1.1 million. In connection with the Term Loan, on May 29, 2015, we issued to Oxford warrants to purchase an aggregate of 188 shares of our common stock at an exercise price of $5,175 per share. These warrants became exercisable as of November 30, 2015 and will expire on May 29, 2025 and, following the authoritative accounting guidance, are equity classified and its respective fair value was recorded as a discount to the debt.

On September 20, 2017, the Company entered into an amendment to the Term Loan, pursuant to which, among other things, Oxford agreed to reduce the minimum liquidity covenant level originally at $5 million to $1.5 million.  The amendment also extended the interest-only period under the Loan and Security Agreement through August 1, 2018, as the Company successfully closed on a financing and received unrestricted net cash proceeds in excess of $5 million on or before December 29, 2017.

On June 19, 2018, the Company entered into a second amendment (the “Second Amendment”) to the Term Loan with Oxford. The Second Amendment extends the interest-only period under the Term Loan to December 1, 2018 if the Company receives unrestricted gross cash proceeds of at least $15 million from the sale and issuance of the Company’s equity securities on or before August 31, 2018. The Company agreed to pay Oxford an amendment fee of $250,000 at the earlier of maturity or acceleration of the loan.

On August 31, 2018, the Company entered into a third amendment (the “Third Amendment”) to the Term Loan with Oxford. The Third Amendment extends the interest-only period under the Term Loan to December 31, 2018 and also requires that the Company pay to Oxford, in accordance with its pro rata share of the loans, 75% of all proceeds received (i) from the issuance and sale of unsecured subordinated convertible debt, (ii) in connection with a joint venture, collaboration or other partnering transaction, (iii) in connection with any licenses, (iv) from dividends (other than non-cash dividends from wholly owned subsidiaries) and (v) from the sale of any assets (such requirement, the “Prepayment Requirement”).  The Prepayment Requirement does not apply to proceeds from the sale and issuance of the Company’s equity securities, other than convertible debt.  The Prepayment Requirement shall apply until an aggregate principle amount of $7.0 million has been paid pursuant to the Prepayment Requirement.  However, if less than $7.0 million has been paid pursuant to the Prepayment Requirement on December 31, 2018 then the Company is required to promptly make additional payments until an aggregate principal amount of $7.0 million has been paid. The Company agreed to pay Oxford an amendment fee of $50,000 at the earlier of maturity or acceleration of the loan.

On December 31, 2018, the Company entered into a fourth amendment (the “Fourth Amendment”) to the Term Loan with Oxford. Oxford agreed to extend the maturity date from June 1, 2019 to June 1, 2020.  The Fourth Amendment increased the minimum liquidity covenant level from $1.5 million to $2.0 million and extended the interest-only period under the Loan and Security Agreement to March 1, 2019. The Fourth Amendment also required that the Company achieve one of the following by January 31, 2019: enter into an asset sale agreement with a minimum unrestricted net cash proceeds to the Company of $4.0 million; enter into a binding agreement for the issuance and sale of its equity securities or unsecured convertible subordinated debt which would result in unrestricted gross cash proceeds of not less than $7.5 million; or enter into a merger agreement pursuant to which the obligations under the Loan and Security Agreement would be paid down to a level satisfactory to Oxford. The Company agreed to pay Oxford an amendment fee of $350,000 at the earlier of maturity or acceleration of the loan.

On February 13, 2019, the Company entered into a fifth amendment (the “Fifth Amendment”) to the Term Loan primarily to extend the January 31, 2019 obligations under the Fourth Amendment to February 28, 2019. On March 4, 2019, the Company entered into a sixth amendment to the Term Loan primarily to extend the Fifth Amendment obligations to March 29, 2019. On April 29, 2019, the Company entered into a seventh amendment (the “Seventh Amendment”) to the Term Loan, pursuant to which, among other things, Oxford agreed to interest only payments starting May 1, 2019, with amortization payments resuming on May 1, 2020. See Note 13 for further discussion on the Seventh Amendment.

The Term Loan, as amended, is collateralized by a security interest in substantially all of the Company’s existing and subsequently acquired assets, including its intellectual property assets, subject to certain exceptions set forth in the Loan and Security Agreement, as amended.  The intellectual property asset collateral will be released upon the Company achieving certain liquidity level when the total principal outstanding under the Loan and Security Agreement is less than $3 million. As of March 31, 2019, we were in compliance with all of the debt covenants under the Loan and Security Agreement.

Our interest expense for the three months ended March 31, 2019 and 2018 was $0.5 million and $0.4 million, respectively. Interest expense is calculated using the effective interest method, therefore it is inclusive of non-cash amortization in the amount of $0.2 million for the three months ended March 31, 2019 and $0.1 million for the three months ended March 31, 2018 , related to the amortization of the debt discount, capitalized loan costs, and accretion of final payment.

The Loan and Security Agreement, as amended, contains customary indemnification obligations and customary events of default, including, among other things, our failure to fulfill certain obligations under the Term Loan, as amended, and the occurrence of a material adverse change, which is defined as a material adverse change in our business, operations, or condition (financial or otherwise), a material impairment of the prospect of repayment of any portion of the loan. In the event of default by us or a declaration of material adverse change by our lender, under the Term Loan, the lender would be entitled to exercise its remedies thereunder, including the right to accelerate the debt, upon which we may be required to repay all amounts then outstanding under the Term Loan, which could materially harm our financial condition. As of March 31, 2019, we were in compliance with all covenants under the Term Loan and have not received any notification or indication from Oxford to invoke the material adverse change clause. However, due to our current cash flow position and the substantial doubt about our ability to continue as a going concern, the entire principal amount of the Term Loan is presented as short-term. We will continue to evaluate the debt classification on a quarterly basis and evaluate for reclassification in the future should our financial condition improve.

6.	Revenue Recognition

Development Revenue

We earn revenue for performing tasks under research and development agreements with governmental agencies like BARDA which is outside of the scope of the new revenue recognition guidance. Revenues derived from reimbursement of direct out-of-pocket expenses for research costs associated with government contracts are recorded as government contracts and other within development revenues.  Government contract revenue is recorded at the gross amount of the reimbursement. The costs associated with these reimbursements are reflected as a component of research and development expense in our statements of operations. We recognized $0.7 million in development revenue for the three months ended March 31, 2019, as compared to $0.9 million for the three months ended March 31, 2018.

Concentration of Significant Customers

After the sale of our Cell Therapy business, BARDA accounted for 100% of our revenue from continuing operations which are recognized for the three months ended March 31, 2019 and March 31, 2018 and accounted for 100% of total outstanding accounts receivable presented in the accompanying consolidated financial statements.

7.	Inventories

Inventories consist primarily of research devices and supplies, and are carried at the lower of cost or net realizable value. Inventories had a net book value of approximately $107,000 as of December 31, 2018 and 2017.

8.	Loss per Share

Basic per share data is computed by dividing net income or loss applicable to common stockholders by the weighted average number of common shares outstanding during the period. Diluted per share data is computed by dividing net income or loss applicable to common stockholders by the weighted average number of common shares outstanding during the period increased to include, if dilutive, the number of additional common shares that would have been outstanding as calculated using the treasury stock method. Potential common shares were related to outstanding but unexercised options, multiple series of preferred stock, and warrants for all periods presented.

We have excluded all potentially dilutive securities from the calculation of diluted loss per share attributable to common stockholders as of March 31, 2019 and 2018, as their inclusion would be antidilutive. Potentially dilutive common shares excluded from the calculations of diluted loss per share were 0.3 million as of March 31, 2019, which includes 0.2 million outstanding warrants and 2,676 options, 92,523 shares of preferred stock, and restricted stock awards. Potentially dilutive common shares excluded from the calculation of diluted loss per share were 46,858 as of March 31, 2018.

9.	Commitments

Leases

At the inception of a contractual arrangement, the Company determines whether the contract contains a lease by assessing whether there is an identified asset and whether the contract conveys the right to control the use of the identified asset in exchange for consideration over a period of time. If both criteria are met, the Company calculates the associated lease liability and corresponding right-of-use asset upon lease commencement using a discount rate based on the rate implicit in the lease or an incremental borrowing rate commensurate with the term of the lease.

The Company records lease liabilities within current liabilities or long-term liabilities based upon the length of time associated with the lease payments. The Company records its operating lease right-of-use assets as long-term assets. Right-of-use assets for financing leases are recorded within property and equipment, net in the Balance Sheet. Leases with an initial term of 12 months or less are not recorded on the Balance Sheet. Instead, the Company recognizes lease expense for these leases on a straight-line basis over the lease term. In connection with certain operating leases, the Company has security deposits recorded and maintained as restricted cash totaling $40 thousand as of March 31, 2019.

The Company leases office and storage facilities and equipment under various operating and financing lease agreements. The initial terms of these leases range from 2 to 11 years and generally provide for periodic rent increases, and renewal and termination options. The Company’s lease agreements do not contain any material variable lease payments, residual value guarantees or material restrictive covenants.

Certain leases require the Company to pay taxes, insurance, and maintenance. Payments for the transfer of goods or services such as common area maintenance and utilities represent non-lease components. The Company elected the package of practical expedients and therefore does not separate non-lease components from lease components.

The table below summarizes the Company’s lease liabilities and corresponding right-of-use assets (in thousands):

March 31, 2019
Assets
Operating	$908
Financing	215
Total leased assets	$1,123

Liabilities
Current:
Operating	$215
Financing	130
Noncurrent:
Operating	693
Financing	85
Total lease liabilities	$1,123

The table below summarizes the Company’s lease costs from its Unaudited Consolidated Statement of Operations, and cash payments from its Unaudited Consolidated Statement of Cash Flows during the three months ended March 31, 2019 (in thousands, except years and rates):

March 31, 2019
Lease expense:
Operating lease expense	$55
Finance lease expense:
Depreciation of right-of-use assets	33
Interest expense on lease liabilities	—
Total lease expense	$88

Cash payment information:
Operating cash used for operating leases	$55
Financing cash used for financing leases	28
Total cash paid for amounts included in the measurement of lease liabilities	$83

Weighted-average remaining lease term (years) - operating leases	7.9
Weighted-average remaining lease term (years) - finance leases	1.8
Weighted-average discount rate - operating leases	8.0%
Weighted-average discount rate - finance leases	5.0%

The Company’s future minimum annual lease payments under operating and financing leases at March 31, 2019 are as follows in (thousands):

	Financing	Operating
	Leases	Leases
Remaining 2019	$100	$527
2020	120	690
2021	7	668
2022	—	281
2023	—	100
Thereafter	—	447
Total minimum lease payments	$227	$2,713
Less: amount representing interest	(13)	(495)
Present value of obligations under leases	214	2,218
Less: current portion	(130)	(700)
Noncurrent lease obligations	$84	$1,518

Other commitments

We have entered into agreements with various research organizations for pre-clinical and clinical development studies, which have provisions for cancellation. Under the terms of these agreements, the vendors provide a variety of services including conducting research, recruiting and enrolling patients, monitoring studies and data analysis. Payments under these agreements typically include fees for services and reimbursement of expenses. The timing of payments due under these agreements is estimated based on current study progress. As of March 31, 2019, we have clinical research study obligations of $2.5 million, $1.8 million of which is expected to be paid within a year.  Should the timing of the clinical trials change, the timing of the payment of these obligations would also change.

We were party to an agreement with Roche Diagnostics Corporation (“Roche”) which required us to make certain product purchase minimums. On June 8, 2018, the Company received written notice from Roche terminating its existing supply agreement with the Company due to failure by the Company to meet minimum purchase requirements. Roche has indicated to the Company that it will agree to negotiate in good faith with the Company with respect to a new supply agreement for enzymes with specifications similar to the enzymes that Roche was previously manufacturing for the Company.

10.	Contingencies

We are subject to various claims and contingencies related to legal proceedings.  Due to their nature, such legal proceedings involve inherent uncertainties including, but not limited to, court rulings, negotiations between affected parties and governmental actions.  Management assesses the probability of loss for such contingencies and accrues a liability and/or discloses the relevant circumstances, as appropriate.  Management believes that any liability to us that may arise as a result of currently pending legal proceedings will not have a material adverse effect on our financial condition, liquidity, or results of operations as a whole.

On August 31, 2018, we filed a Demand for Arbitration with the American Arbitration Association in San Diego, California, against Bimini Technologies LLC (“Bimini”) for fraud and breach of a Sale and Exclusive License/Supply Agreement made in 2013 under which Bimini licensed rights to the Company’s Standalone Fat Transplantation, including the Puregraft Product Line and associated trademarks.  Our arbitration demand alleges that Bimini failed to make a $1.0 million milestone payment due to the Company after Bimini achieved $10.0 million in gross profits from the sale of the Company’s Puregraft product line, and Bimini deceived the Company about Bimini’s true gross profits figures.  Our arbitration demand seeks that $1.0 million milestone payment, as well prejudgment interest and attorneys’ fees.  On October 29, 2018 Bimini made the $1.0 million milestone payment. The parties subsequently entered into a settlement agreement resolving the claims in the Demand for Arbitration.

11.	Financial Instruments

We disclose fair value information about all financial instruments, whether or not recognized in the balance sheet, for which it is practicable to estimate fair value. The disclosures of estimated fair value of financial instruments at March 31, 2019, and as of December 31, 2018, were determined using available market information and appropriate valuation methods. Considerable judgment is necessary to interpret market data and develop estimated fair value. The use of different market assumptions or estimation methods may have a material effect on the estimated fair value amounts.

The carrying amounts for cash and cash equivalents, accounts receivable, other current assets, accounts payable, accrued expenses and other liabilities approximate fair value due to the short-term nature of these instruments. Further, based on the borrowing rates currently available for loans with similar terms, we believe the fair value of long-term debt approximates its carrying value.

Fair value measurements are market-based measurements, not entity-specific measurements.  Therefore, fair value measurements are determined based on the assumptions that market participants would use in pricing the asset or liability.  We follow a three-level hierarchy to prioritize the inputs used in the valuation techniques to derive fair values.  The basis for fair value measurements for each level within the hierarchy is described below:

•	Level 1: Quoted prices in active markets for identical assets or liabilities.
•

Level 2: Quoted prices for similar assets or liabilities in active markets; quoted prices for identical or similar instruments in markets that are not active; and model-derived valuations in which all significant inputs are observable in active markets.

•	Level 3: Valuations derived from valuation techniques in which one or more significant inputs are unobservable in active markets.

The changes in the fair value of liability classified warrants are included in net income (loss) for the respective periods.  Because some of the inputs to our valuation model are either not observable or are not derived principally from or corroborated by observable market data by correlation or other means, the warrant liability is classified as Level 3 in the fair value hierarchy.

12.	Stockholders’ Equity

Preferred Stock

The Company has authorized 5,000,000 shares of preferred stock, par value $0.001 per share. The Company’s Board of Directors is authorized to designate the terms and conditions of any preferred stock we issue without further action by the common stockholders. There were 13,500 shares of Series A 3.6% Convertible Preferred Stock, 10,000 Series B Convertible Preferred Stock and 6,723 Series C Convertible Preferred Stock that had been issued at March 31, 2019 and December 31, 2018, respectively. There were no shares of Series A 3.6% Convertible Preferred Stock outstanding as of either date. There were 1,112 of Series B Convertible Preferred Stock outstanding as of March 31, 2019 and December 31, 2018. There were 3,428 and 3,494 shares of Series C Preferred Stock outstanding as of March 31, 2019 and December 31, 2018, respectively.

On July 25, 2018, the Company filed a Certificate of Designation of Preferences, Rights and Limitations of Series C Convertible Preferred Stock (the “Certificate of Designation”) with the Delaware Secretary of State creating a new series of its authorized preferred stock, par value $0.001 per share, designated as the Series C Convertible Preferred Stock (the “Series C Preferred Stock”). The number of shares initially constituting the Series C Preferred Stock was set at 7,000 shares. Pursuant to a registration statement on Form S-1 originally filed on April 27, 2018, as amended, and became effective on July 17, 2018, and related prospectus (as supplemented), the Company registered and distributed to holders of its common stock and Series B Convertible Preferred Stock, at no charge, non-transferable subscription rights to purchase up to an aggregate of 20,000 units each consisting of one share of Series C Preferred Stock and 1,050 warrants for $1,000 per unit. The warrants are exercisable for an aggregate of 141,183 shares of the Company’s common stock at an exercise price of $39.93 per share for 30 months from the date of issuance and each share of Series C Preferred Stock is convertible into 25 shares of the Company's common stock. Pursuant to the 2018 Rights Offering, which closed on July 25, 2018, the Company sold an aggregate of 6,723 units, resulting in total net proceeds to the Company of approximately $5.7 million.

The fair value of the common stock into which the Series C Preferred Stock was convertible on the date of issuance exceeded the proceeds allocated to the preferred stock, resulting in the beneficial conversion feature that we recognized as a deemed dividend to the preferred stockholders and, accordingly, an adjustment to net loss to arrive at net loss allocable to common stockholders.  We recorded a deemed dividend within additional paid-in capital of $2.5 million for the quarter ended December 31, 2018, related to a beneficial conversion feature included in the issuance of our Series C Convertible Preferred Stock.

Based on the relevant authoritative accounting guidance, the warrants were liability classified at the issuance date. The warrants may be redeemed by the Company at $0.50 per warrant prior to their expiration if the Company’s common stock closes above $181.50 per share, subject to adjustment, for 20 consecutive trading days. The initial fair value of the liability associated with these warrants was $3.1 million, and the fair value decreased to $1.5 million as of March 31, 2019. The main driver for the change in the fair value of warrants at September 30, 2018, was related to the change in our stock price. All future changes in the fair value of the warrants will be recognized in our consolidated statements of operations until they are either exercised or expire.  The warrants are not traded in an active securities market, and as such the estimated the fair value as of March 31, 2019 was determined by using an option pricing model with the following assumptions:

	As of March 31, 2019	As of December31, 2018
Expected term	1.8 years	2.1 years
Common stock market price	$13.00	$14.50
Risk-free interest rate	2.38%	2.48%
Expected volatility	128%	125%
Resulting fair value (per warrant)	$5.00	$6.50

Expected volatility was computed using daily pricing observations of traded shares of the Company for recent periods that correspond to the expected term of the warrants. We believe this method produces an estimate that is representative of our expectations of future volatility over the expected term of these warrants. We currently have no reason to believe future volatility over the expected remaining life of these warrants is likely to differ materially from historical volatility. The expected life is based on the remaining contractual term of the warrants. The risk-free interest rate is the U.S. Treasury bond rate as of the valuation date.

The following table summarizes the change in our Level 3 warrant liability value (in thousands):

Warrant liability	March 31, 2019	December 31, 2018
Beginning balance	$916	$3,149
Change in fair value	(210)	(2,233)
Ending balance	$706	$916

Common Stock

On June 1, 2018, the Company entered into a Sales Agreement with B. Riley FBR to sell shares of its common stock having an aggregate offering price of up to $6.5 million through its ATM program. Through March 31, 2019, the Company sold a total of 0.2 million shares for proceeds of approximately $3.8 million through the ATM program.

On September 21, 2018, the Company entered into a Purchase Agreement (the “Lincoln Park Purchase Agreement”) with Lincoln Park pursuant to which the Company has the right to sell to Lincoln Park and Lincoln Park is obligated to purchase up to $5.0 million of shares, of the Company’s common stock, over the 24-month period following October 15, 2018. The Company may direct Lincoln Park, at its sole discretion and subject to certain conditions, to purchase up to 5,000 shares of common stock on any business day but in no event will the amount of a single Regular Purchase (as defined in the Lincoln Park Purchase Agreement) exceed $1.0 million. The purchase price of shares of common stock related to the Regular Purchases will be based on the prevailing market prices of such shares at the time of sales. The Company’s sales of shares of common stock to

Lincoln Park under the Lincoln Park Purchase Agreement are limited to the number of shares that would result in the beneficial ownership by Lincoln Park and its affiliates, at any single point in time, of no more than 4.99% of the then outstanding shares of the common stock. There are no trading volume requirements or restrictions under the Lincoln Park Purchase Agreement. There is no upper limit on the price per share that Lincoln Park must pay for common stock under a Regular Purchase or an accelerated purchase and in no event under an accelerated purchase will shares be sold to Lincoln Park on a day the closing price of the Company’s common stock is less than the floor price of $12.50 per share as set forth in the Lincoln Park Purchase Agreement. Through December 31, 2018, the Company sold a total of 12,802 shares for proceeds of approximately $0.3 million through the Lincoln Park Purchase Agreement and no shares were sold during the three months ended March 31, 2019.

13.	Subsequent Events

Sale of the UK Subsidiary and Certain Assets

On March 30, 2019, the Company entered into an Asset and Share Sale and Purchase Agreement (the “Lorem Purchase Agreement”) with Lorem Vascular Pte. Ltd. (“Lorem”), pursuant to which, among other things, Lorem agreed to purchase the Company’s UK subsidiary, Cytori Ltd. (the “UK Subsidiary”), and the Company’s Cell Therapy assets, excluding such assets used in Japan or relating to the Company’s contract with BARDA. Both the Company and Lorem made customary representations, warranties and covenants in the Lorem Purchase Agreement, which is subject to termination by either the Company or Lorem upon the occurrence of specified events.

The transaction was completed on April 24, 2019 and the Company received $4.0 million of cash proceeds, of which $1.7 million was used to pay down principal, interest and fees under the Loan and Security Agreement.

Sale of the Japanese Subsidiary and Certain Assets

On April 19, 2019, the Company entered into an Asset and Share Sale and Purchase Agreement (the “Shirahama Purchase Agreement”) with Seijirō Shirahama, pursuant to which, among other things, Mr. Shirahama agreed to purchase the Company’s Japanese subsidiary, Cytori Therapeutics, K.K. (the “Japanese Subsidiary”), and substantially all of the Company’s Cell Therapy assets used in Japan. Both the Company and Mr. Shirahama have made customary representations, warranties and covenants in the Shirahama Purchase Agreement, which is subject to termination by either the Company or Mr. Shirahama upon the occurrence of specified events.

The transaction was completed on April 25, 2019 and the Company received $3.0 million of cash proceeds, of which $1.4 million was used to pay down principal, interest and fees under the Loan and Security Agreement.

Accounting Assessment on the Sale of Assets

The sale of the UK and Japanese Subsidiaries and related assets did not meet the criteria to be classified as held-for-sale as of March 31, 2019 as management did not have the authorization to commit to the sale until approval was obtained from the Board of Directors and Oxford in April 2019. The Company expects to recognize a loss on the disposal during the second quarter of 2019 however the amount has not yet been determined. The Company also performed a probability weighted undiscounted impairment assessment as of March 31, 2019 resulting in the conclusion that no impairment of the net assets included in the disposal group was required to be recognized as of March 31, 2019.

Amendment to the Loan and Security Agreement

On April 29, 2019, the Company entered into a seventh amendment, effective as of April 24, 2019 (the “Seventh Amendment”), to its existing Loan and Security Agreement with Oxford, pursuant to which, among other things, Oxford agreed to interest only payments starting May 1, 2019, with amortization payments resuming on May 1, 2020. The Seventh Amendment also requires that $1.7 million of the net proceeds received by the Company pursuant to the Lorem Purchase Agreement and $1.4 million of the net proceeds received by the Company pursuant to the Shirahama Purchase Agreement must be applied to prepay the loan. Additionally, the Seventh Amendment requires that the Company pay an amendment fee of $0.6 million at the earlier of the prepayment, maturity or acceleration of the loan.

Item 2.  Management’s Discussion and Analysis of Financial Condition and Results of Operations

Our Management’s Discussion and Analysis of Financial Condition and Results of Operations, or MD&A, includes the following sections:

•	Overview that discusses our operating results and some of the trends that affect our business.
•	Results of Operations that includes a more detailed discussion of our revenue and expenses.
•	Liquidity and Capital Resources which discusses key aspects of our statements of cash flows, changes in our financial position and our financial commitments.
•

Significant changes since our most recent Annual Report on Form 10-K in the Critical Accounting Policies and Significant Estimates that we believe are important to understanding the assumptions and judgments underlying our financial statements.

You should read this MD&A in conjunction with the financial statements and related notes in Item 1 and our Annual Report on Form 10-K for the fiscal year ended December 31, 2018.

CAUTIONARY STATEMENT REGARDING FORWARD-LOOKING STATEMENTS

This report contains certain statements that may be deemed “forward-looking statements” within the meaning of U.S. securities laws.  All statements, other than statements of historical fact, that address activities, events or developments that we intend, expect, project, believe or anticipate and similar expressions or future conditional verbs such as will, should, would, could or may occur in the future are forward-looking statements. Such statements are based upon certain assumptions and assessments made by our management in light of their experience and their perception of historical trends, current conditions, expected future developments and other factors they believe to be appropriate.

These statements include, without limitation, statements about our anticipated expenditures, including research and development, sales and marketing, and general and administrative expenses; the potential size of the market for our products; future development and/or expansion of our products and therapies in our markets, our ability to generate product or development revenues and the sources of such revenues; our ability to effectively manage our gross profit margins; our ability to obtain and maintain regulatory approvals; expectations as to our future performance; portions of the “Liquidity and Capital Resources” section of this report, including our potential need for additional financing and the availability thereof; our ability to continue as a going concern; our ability to remain listed on the Nasdaq Capital Market; our ability to repay or refinance some or all of our outstanding indebtedness and our ability to raise capital in the future; and the potential enhancement of our cash position through development, marketing, and licensing arrangements.   Our actual results will likely differ, perhaps materially, from those anticipated in these forward-looking statements as a result of various factors, including: the early stage of our product candidates and therapies, the results of our research and development activities, including uncertainties relating to the clinical trials of our product candidates and therapies; our need and ability to raise additional cash, the outcome of our partnering/licensing efforts, risks associated with laws or regulatory requirements applicable to us, market conditions, product performance, potential litigation, and competition within the regenerative medicine field, to name a few. The forward-looking statements included in this report are subject to a number of additional material risks and uncertainties, including but not limited to the risks described under the “Risk Factors” in Item 1A of Part I below, which we encourage you to read carefully.

We encourage you to read the risks described under “Risk Factors” carefully. We caution you not to place undue reliance on the forward-looking statements contained in this report.  These statements, like all statements in this report, speak only as of the date of this report (unless an earlier date is indicated) and we undertake no obligation to update or revise the statements except as required by law.  Such forward-looking statements are not guarantees of future performance.

Overview

Plus Therapeutics, Inc. is a clinical-stage pharmaceutical company focused on the discovery, development, and manufacturing scale up of complex and innovative treatments for patients battling cancer and other life-threatening diseases.

Our proprietary nanotechnology platform is currently centered around the enhanced delivery of a variety of drugs using novel liposomal encapsulation technology. Liposomal encapsulation has been extensively explored and undergone significant technical and commercial advances since it was first developed.  Our platform is designed to facilitate new delivery approaches and/or formulations of safe and effective, injectable drugs, potentially enhancing the safety, efficacy and convenience for patients and healthcare providers.

We plan to exploit our nanotechnology platform and expertise using a simple multi-step model that enables us to address unmet needs or underserved conditions while managing risks and minimizing development costs through: (1) mapping of the current and anticipated market landscape to clearly understand the clinical and commercial opportunities and defining nanotechnology options, (2) redesign of known, safe and effective active pharmaceutical ingredients with new nanotechnology, (3) manufacture-to-scale of the reformulated drug along with critical non-clinical (i.e. bench, animal) analyses, (4) evaluation of early-stage clinical utility with a focus on proving safety and defining efficacy over the current standard of care, and (5) partnering the innovative treatment for late-stage clinical trials, regulatory approval, and commercial launch.

Pipeline

We intend to build our pipeline by in-licensing and/or acquiring drugs for niche and orphan markets, initially in oncology, that address significant unmet or substantially underserved medical needs and that represent global revenue opportunities greater than $250 million. We intend to focus our pipeline on products that maximize our in-house expertise in nanoparticle drug design and complex formulation and leverage accelerated regulatory pathways by the U.S. Food and Drug Administration (FDA).

Our lead product candidate, DocePLUS, is a protein-stabilized PEGylated liposomal formulation of docetaxel, for which the process of preparation is patented.  The active pharmaceutical ingredient, docetaxel, was approved by the FDA in 1999 and commonly used for treating cancers of the breast, head, neck, stomach, prostate, and lung.

In nonclinical studies utilizing mouse tumor models (lung, prostate, pancreatic, and mesothelioma), DocePLUS exhibited anti-tumor activity and was well-tolerated.

A Phase 1 clinical trial was conducted under an approved FDA Investigational New Drug application to examine the safety, pharmacokinetics, and pharmacodynamics of DocePLUS in 29 patients with solid tumors. The completed and published trial demonstrated that DocePLUS has an acceptable tolerability, a favorable pharmacokinetic profile, as well as promising anti-tumor activity that we believe warrants further exploration in larger Phase 2 trials.

The development targets for DocePLUS are potentially broad, however our initial focus is to develop a new second-line treatment option for small cell lung cancer. Single-agent chemotherapy with IV topotecan is currently the only FDA approved drug for platinum-sensitive patients who relapse at least 60 days after initiation of first-line treatment.  Intravenously administered topotecan demonstrates activity in this population, however, overall response rate (24%), response duration (3.3 months), time to progression (3.1 months), and overall survival (5.8 months) were not statistically improved over CAV (cyclophosphamide, doxorubicin, and vincristine) treatment in a randomized comparative trial of patients with recurrent or progressive small cell lung cancer.  Patients receive 1.5 mg/m2 IV infusion of topotecan over 30 minutes daily for 5 consecutive days, starting on Day 1 of a 21-day cycle.  We believe there is a clinical need for more effective and convenient treatment options for patients with small cell lung cancer with platinum-sensitive disease who relapsed.

Besides potential safety and efficacy benefits of DocePLUS, the dosing regimen for DocePLUS in small cell lung cancer patients will be only a 60 minute infusion on a single day, starting on Day 1 of a 21-day cycle.  This approach will reduce the patient’s number of visits to an infusion center from 5 (IV topotecan) to 1 in a given 21-day cycle.  Overall, DocePLUS is intended to provide an effective, safe, and convenient therapeutic option for small cell lung cancer patients, thereby improving the quality of life for this population.

Recent key events associated with DocePLUS development include:

•	In September 2018, the FDA granted DocePLUS an orphan drug designation for the treatment of small cell lung cancer.
•

In the first half of 2019, we collaborated with an experienced global market evaluation firm in mapping the current and anticipated landscape, performing primary market research with U.S. medical oncologists and payers, suggesting small cell lung cancer as well as several other oncology targets represent compelling future disease targets with significant patient-benefit and revenue potential.

•

In July 2019, we announced receipt of FDA feedback including confirmation that a 505(b)(2) application appears to be an acceptable regulatory path with docetaxel injection as a potentially acceptable listed drug.  Furthermore, the FDA agreed that the completed nonclinical studies are sufficient to support the initiation of a clinical trial of DocePLUS in patients with platinum-sensitive small cell lung cancer who have progressed at least 60 days after initiation of first-line therapy.

Our next step is to conduct a Phase 2 clinical trial in small cell lung cancer under our existing, approved Investigation New Drug application. The goal of this trial is to assess safety and investigate efficacy signals in patients with platinum-sensitive small cell lung cancer who have progressed. The trial is also intended to support the statistical powering or a pivotal trial for the same indication.

We have also completed significant development work on DoxoPLUS, a generic version of Janssen’s DOXIL®/CAELYX®, a PEGylated liposomal encapsulated doxorubicin for the treatment of breast and ovarian cancer, multiple myeloma, and Kaposi’s sarcoma. PEGylated liposomal encapsulated doxorubicin is a heavily relied upon chemotherapeutic used globally for treating many types of cancer.  We believe that data from a 38-patient European study of DoxoPLUS has met the statistical criteria for bioequivalence to CAELYX®, the current reference listed drug in Europe.  We believe that these bioequivalence data for DoxoPLUS can serve as a basis for a Marketing Authorization Application to be submitted to the European Medicines Agency, or EMA. The market size for PEGylated liposomal encapsulated doxorubicin in Europe is approximately $120 million. Our plan is to partner DoxoPLUS and we are currently in discussions with third parties.  We do not currently plan to expend any more of our own funds to advance DoxoPLUS.

While we are continually looking at other product development candidates, we do not currently have any active product candidates other than DocePLUS.

Results of Operations

Continuing operations

Development revenues

Under our government contract with BARDA, we recognized a total of $0.7 million in revenues for the three months ended March 31, 2019 which included allowable fees as well as cost reimbursements.  During the three months ended March 31, 2019, we incurred $0.7 million in qualified expenditures. During the three months ended March 31, 2018, we recognized revenue of $0.9 million and incurred $0.8 million in qualified expenditures, respectively. The decrease in revenues for the three months ended March 31, 2019 as compared to the same period in 2018 is primarily due to slight decrease in research and development activities related to BARDA delays experienced in enrollments.

The future: On July 21, 2019, we received an order from BARDA to suspend all work related to the RELIEF clinical trial, except for certain activities related to orderly close out of the trial and contract. Pursuant to the order, within a period no longer than 180 days (or by January 17, 2020), the contract will be terminated by BARDA.

Research and development expenses

Research and development expenses relate to the development of a technology platform that involves using adipose tissue as a source of autologous regenerative cells for therapeutic applications, oncology drug program expenses, as well as the continued development efforts related to our clinical trials.

Research and development expenses include costs associated with the design, development, testing and enhancement of our products, payment of regulatory fees, laboratory supplies, pre-clinical studies and clinical studies.

The following table summarizes the components of our research and development expenses for the three months ended March 31, 2019 and 2018 (in thousands):

	For the Three Months Ended March 31,
	2019	2018
Research and development	$1,414	$1,375
Share-based compensation	12	20
Total research and development expenses	$1,426	$1,395

Research and development expenses for the three months ended March 31, 2019 remained consistent as compared to the same period in 2018.

The future:   We expect aggregate research and development expenditures remain at current levels for the balance of 2019, as we work on clinical activities on the RELIEF clinical trial and our ongoing development efforts of ATI-0918 and ATI-1123.

Sales and marketing expenses

Sales and marketing expenses include costs of sales and marketing personnel, events and tradeshows, customer and sales representative education and training, primary and secondary market research, and product and service promotion. The following table summarizes the components of our sales and marketing expenses for the three months ended March 31, 2019 and 2018 (in thousands):

	For the Three Months Ended March 31,
	2019	2018
Sales and marketing	$110	$267
Share-based compensation	4	27
Total sales and marketing expenses	$114	$294

Sales and marketing expenses decreased by $0.2 million during the three months ended March 31, 2019 as compared to the same period in 2018 due primarily to decreases of $0.1 million in salaries and benefits.

The future: We expect sales and marketing expenditures to decrease during the balance of 2019 due to the sale of our Cell Therapy business in April 2019, as well as we expect future expenses will be incurred only to support our Nanomedicine activities.

General and administrative expenses

General and administrative expenses include costs for administrative personnel, legal and other professional expenses, and general corporate expenses.  The following table summarizes the general and administrative expenses for the three months ended March 31, 2019 and 2018 (in thousands):

	For the Three Months Ended March 31,
	2019	2018
General and administrative	$1,330	$2,006
Share-based compensation	33	92
Total general and administrative expenses	$1,363	$2,098

General and administrative expenses decreased by $0.7 million during the three months ended March 31, 2019, as compared to the same period in 2018, primarily driven by one-time expenses for the three-month period ended March 31, 2018, which includes $0.6 million related to the termination of a Lease Agreement for office space for our corporate headquarters in San Diego, California.

The future: We expect general and administrative expenditures to decrease during the balance of 2019 due to the sale of our Cell Therapy business in April 2019.

Share-based compensation expense

Share-based compensation expense includes charges related to options and restricted stock awards issued to employees, directors and non-employees. We measure stock-based compensation expense based on the grant-date fair value of any awards granted to our employees. Such expense is recognized over the requisite service period.

The following table summarizes the components of our share-based compensation expenses for the three months ended March 31, 2019 and 2018 (in thousands):

	For the Three Months Ended March 31,
	2019	2018
Research and development-related	$11	$20
Sales and marketing-related	2	15
General and administrative-related	32	87
Total share-based compensation	$45	$122

The decrease in share-based compensation expense for the three months ended March 31, 2019 as compared to the same period in 2018 is primarily related to a delayed annual grant to directors and officers, lower annual grant activity to remaining employees caused by reductions in headcount and due to the decline in the stock price during 2019 as compared to the same period in 2018, and its corresponding impact on share-based compensation.

The future:  We expect to continue to grant options and stock awards (which will result in an expense) to our employees, directors, and, as appropriate, to non-employee service providers. In addition, previously-granted options will continue to vest in accordance with their original terms. As of March 31, 2019, the total compensation cost related to non-vested stock options and stock awards not yet recognized for all our plans is approximately $0.2 million which is expected to be recognized as a result of vesting under service conditions over a weighted average period of 1.40 years.

Financing items

The following table summarizes interest income, interest expense, and other income and expense for the three months ended March 31, 2019 and 2018 (in thousands):

	For the Three Months Ended March 31,
	2019	2018
Interest income	$7	$14
Interest expense	(515)	(423)
Change in fair value of warrants	210	—
Total	$(298)	$(409)

•	Interest expense increased for the three months ended March 31, 2019 as compared to the same period in 2018, due to the inclusion of amendment fees added to our debt.
•

The changes in other income during the three months ended March 31, 2019 as compared to the same period in 2018 resulted primarily from changes in exchange rates related to transactions in foreign currencies.

•

Changes in fair value of our warrant liability are primarily due to fluctuations in the valuation inputs. See Note 11 to the consolidated financial statements included elsewhere herein for disclosure and discussion of our warrant liability.

The future: We expect interest expense in 2019 to remain consistent for the balance of the year. In addition, regarding to the changes in fair value of warrants, there could be material fluctuations in the value of warrants in future periods because our stock price can be volatile. Future changes in the fair value of the warrant liability will be recognized in earnings until such time as the warrants are exercised or expire.

Discontinued Cell Therapy Business

All revenues, and related operating and nonoperating expenses have been classified as discontinued operations in accordance with authoritative accounting guidance.

Liquidity and Capital Resources

Short-term and long-term liquidity

The following is a summary of our key liquidity measures for continuing operations at March 31, 2019 and December 31, 2018 (in thousands):

	As of March 31,	As of December 31,
	2019	2018
Cash and cash equivalents	$3,872	$5,261

Current assets	$5,008	$6,371
Current liabilities	17,445	16,979
Working capital deficit	$(12,437)	$(10,608)

We incurred net losses of $3.2 million for the three months ended March 31, 2019, including $0.7 million from discontinued operations.  We have an accumulated deficit of $417.5 million as of March 31, 2019. Additionally, we used net cash of $3.3 million to fund our operating activities for the three months ended March 31, 2019. These factors raise substantial doubt about the Company’s ability to continue as a going concern.

Further, the Loan and Security Agreement (defined in Note 4), with Oxford Finance, LCC (“Oxford”), as further described in Note 4, requires maintenance of a minimum of $2.0 million in unrestricted cash and cash equivalents on hand to avoid an event of default under the Loan and Security Agreement. Based on our cash and cash equivalents on hand of approximately $3.9 million at March 31, 2019, the Company estimates that it will need to raise additional capital and/or obtain a waiver or restructure the Loan and Security Agreement in the near term to avoid defaulting under its $2.0 million minimum cash/cash equivalents covenant.

To date, these operating losses have been funded primarily from outside sources of invested capital including our recently completed 2018 Rights Offering (defined below), our Lincoln Park Purchase Agreement (defined below) with Lincoln Park Capital Fund, LLC, or Lincoln Park, the Loan and Security Agreement and gross profits.  We have had, and we will likely continue to have, an ongoing need to raise additional cash from outside sources to fund our future clinical development programs and other operations. Our inability to raise additional cash would have a material and adverse impact on operations and would cause us to default on our loan.

On June 1, 2018, we entered into a Sales Agreement with B. Riley FBR to sell shares of our common stock having an aggregate offering price of up to $6.5 million from time to time, through our ATM program under which B. Riley FBR will act as sales agent. Subject to the terms and conditions of the Sales Agreement, B. Riley FBR will use its commercially reasonable efforts to sell the shares, based upon our instructions, consistent with its normal trading and sales practices and applicable state and federal laws, rules and regulations and rules of Nasdaq. We will set the parameters for sales of shares through the ATM program, including the number of shares to be sold, the time period during which sales are requested to be made, any limitation on the number of shares that may be sold in one trading day, and any minimum price below which sales may not be made.  Under the Sales Agreement, B. Riley FBR may sell the shares by any method permitted by law deemed to be an “at the market offering,” as defined in Rule 415 of the Securities Act of 1933, as amended, or the Securities Act. We have no obligation to sell any shares and may at any time suspend offers and sales under the Sales Agreement. We and B. Riley FBR each have the right to terminate the Sales Agreement at any time upon prior written notice as provided in the Sales Agreement.  We will pay to B. Riley FBR a commission, or allow a discount, in an amount equal to 3.0% of the gross sales price per share of common stock sold through it as sales agent under the Sales Agreement. We have also agreed pursuant to the Sales Agreement to indemnify and provide contribution to B. Riley FBR against certain liabilities, including liabilities under the Securities Act . Although sales of our common stock have taken place pursuant to our ATM program, there can be no assurance that we will be successful in consummating future sales based on prevailing market conditions or in the quantities or at the prices that we deem appropriate.  In addition, under current SEC regulations, at any time during which the aggregate market value of our common stock held by non-affiliates, or public float, is less than $75.0 million, the amount we can raise through primary public offerings of securities in any twelve-month period using shelf registration statements, including sales under our ATM program, is limited to an aggregate of one-third of our public float. As of March 31, 2019, our public float was approximately 0.4 million shares, the value of which was $5.7 million based upon the closing price of our common stock of $13 on such date. The value of one-third of our public float calculated on the same basis was approximately $1.9 million.

On July 25, 2018, we closed a rights offering originally filed under a Form S-1 registration statement in April 2018, or the 2018 Rights Offering. Pursuant to the 2018 Rights Offering, the Company sold an aggregate of 6,723 units consisting of a total of 6,723 shares of Series C Convertible Preferred Stock, immediately convertible into 168,478 shares of common stock and 7,059,150 warrants, with 50 warrants exercisable for one share of common stock at an exercise price of $39.93 per share, resulting in total net proceeds to the Company of approximately $5.7 million.

On August 28, 2018, we received a written notice from Nasdaq indicating that, based upon the closing bid price of our common stock for the prior 30 consecutive business days, we no longer meet the requirement to maintain a minimum bid price of $1 per share, as set forth in Nasdaq Listing Rule 5550(a)(2). In accordance with Nasdaq Listing Rule 5810(c)(3)(A), we have been provided a period of 180 calendar days, or until February 25, 2019, in which to regain compliance. We were granted an additional compliance period of 180 calendar days, or until August 26, 2019, in which to regain compliance after meeting the continued listing requirement for market value of publicly held shares and all other initial listing standards for the Nasdaq Capital Market, with the exception of the bid price requirement, and providing notice to Nasdaq staff of our intent to cure the deficiency during this second compliance period, by effecting a reverse stock split, if necessary. In order to regain compliance with the minimum bid price requirement, the closing bid price of our common stock must have been at least $1 per share for a minimum of ten consecutive business days during the 180-day period.

On September 21, 2018, we entered into a purchase agreement and a registration rights agreement, with Lincoln Park, pursuant to which we have the right to sell to Lincoln Park and Lincoln Park is obligated to purchase up to $5.0 million of shares of our common stock over the 24-month period following October 15, 2018, subject to the satisfaction of certain conditions. Through December 31, 2018, the Company sold a total of 12,802 shares for proceeds of approximately $0.3 million through the Lincoln Park Purchase Agreement and no shares were sold during the three months ended March 31, 2019.

We continue to seek additional capital through product revenues, strategic transactions, including extension opportunities under our awarded U.S. Department of Health and Human Service’s Biomedical Advanced Research and Development Authority (“BARDA”) contract, and from other financing alternatives. Without additional capital, current working capital and cash generated from sales will not provide adequate funding for research, sales and marketing efforts and product development activities at their current levels. If sufficient capital is not raised, we will at a minimum need to significantly reduce or curtail our research and development and other operations, and this would negatively affect our ability to achieve corporate growth goals.

Should we be unable to raise additional cash from outside sources, this would have a material adverse impact on our operations.

The accompanying consolidated condensed financial statements have been prepared assuming the Company will continue to operate as a going concern, which contemplates the realization of assets and settlement of liabilities in the normal course of business, and do not include any adjustments to reflect the possible future effects on the recoverability and classification of assets or the amounts and classifications of liabilities that may result from uncertainty related to its ability to continue as a going concern.

As of March 31, 2019, there have been no material changes outside the ordinary course of our business to the contractual obligations we reported in our Annual Report on Form 10-K for the fiscal year ended December 31, 2018, except for the amendments to the Loan and Security Agreement.

On April 24, 2019 the Company received $3.4 million of net cash proceeds related to the sale of the Company’s UK subsidiary, Cytori Ltd., and the Company’s Cell Therapy assets, of which $1.7 million was used to pay down principal, interest and fees on the Loan and Security Agreement and on April 25, 2019 the Company received $2.5 million of net cash proceeds related to the sale of the Cytori Therapeutics, K.K., and substantially all of the Company’s Cell Therapy assets used in Japan , of which $1.4 million was used to pay down principal, interest and fees on the Loan and Security Agreement.

Cash (used in) provided by operating, investing, and financing activities for the three months ended March 31, 2019 and 2018 is summarized as follows (in thousands):

	For the March 31,
	2019	2018
Net cash used in operating activities	$(3,270)	$(4,119)
Net cash used in investing activities	(6)	(53)
Net cash provided by (used in) financing activities	1,891	(150)
Effect of exchange rate changes on cash and cash equivalents	(4)	39
Net decrease in cash and cash equivalents	$(1,389)	$(4,283)

Operating activities

Net cash used in operating activities for the three months ended March 31, 2019 was $3.3 million compared to $4.1 million in the same period of 2018. Overall, our operational cash use decreased during the three months ended March 31, 2019 as compared to the same period in 2018, due primarily to a decrease in losses from operations (when adjusted for non-cash items) of $0.6 million and a working capital variance of $0.2 million.

Investing activities

Net cash used in investing activities for the three months ended March 31, 2019 and 2018 were related to purchases of fixed assets.

Financing Activities

Net cash provided by financing activities for the three months ended March 31, 2019 was primarily related to sales of common stock of $1.9 million, net of costs from sale primarily through our 2018 Rights Offering and ATM program.

Critical Accounting Policies and Significant Estimates

The preparation of financial statements in conformity with accounting principles generally accepted in the United States requires us to make estimates and assumptions that affect the reported amounts of our assets, liabilities, revenues and expenses, and that affect our recognition and disclosure of contingent assets and liabilities.

While our estimates are based on assumptions, we consider reasonable at the time they were made, our actual results may differ from our estimates, perhaps significantly.  If results differ materially from our estimates, we will make adjustments to our financial statements prospectively as we become aware of the necessity for an adjustment.

Goodwill is reviewed for impairment annually or more frequently if indicators of impwairment exist. We perform our impairment test annually during the fourth quarter. The Company operates in a single operating segment and reporting unit. We monitor the fluctuations in our share price and have experienced significant volatility during the year.

We believe it is important for you to understand our most critical accounting policies. Our critical accounting policies and estimates are discussed in our Annual Report on Form 10-K for the fiscal year ended December 31, 2018, as amended in our Form 8-K, filed with the SEC on September 10, 2019, and there have been no material changes, other than the adoption of Accounting Standards Codification 842 Leases during the three months ended March 31, 2019.